Exhibit 99.1

Ameriprise Financial, Inc. Ameriprise Financial Center Minneapolis, MN 55474

News Release

Ameriprise Financial Reports

Third Quarter 2017 Results

Third quarter 2017 net income per diluted share was a record $3.24

Operating EPS was a record $3.53

Third quarter 2017 return on equity excluding AOCI was 28.1 percent

Operating ROE excluding AOCI was 30.8 percent

Excluding annual unlocking(1), operating EPS was $3.12

Operating ROE excluding AOCI was 29.8 percent

MINNEAPOLIS — October 24, 2017 — Ameriprise Financial, Inc. (NYSE: AMP) today reported third quarter 2017 net income of $503 million, up $288 million compared to a year ago, or $3.24 per diluted share, up $1.94. Operating earnings were $548 million, up $321 million compared to a year ago, with operating earnings per diluted share of $3.53, up $2.16. Excluding the non-cash impact of annual unlocking(1) in both periods, operating earnings were up 27 percent to $484 million in the quarter and operating earnings per diluted share increased 36 percent to $3.12.

GAAP Results — Third quarter

Net revenues were $3.0 billion driven by strong growth in Advice & Wealth Management that was more than offset by impacts from unlocking and 12b-1 fees. Normalizing for those items, net revenues increased 5 percent due to a strong increase in net revenue in Advice & Wealth Management from growth in client assets.

Expenses of $2.4 billion decreased 15 percent, or $407 million, from a year ago, reflecting the year-over-year benefit from annual unlocking, partially offset by increased distribution expenses from increased advisor productivity. General and administrative expenses increased 3 percent.

Operating Results — Third quarter

Operating net revenue increased 6 percent to $3.0 billion after normalizing for the net impacts of unlocking and 12b-1 fees. Advice & Wealth Management net revenues increased 14 percent driven by growth in client assets.

Operating expenses of $2.3 billion decreased 16 percent, or $428 million, from a year ago, largely due to unlocking impacts. General and administrative expenses increased 3 percent reflecting the timing of accruals for performance-related compensation.

The company continued to deliver a strong return to shareholders through share repurchases and dividends of $462 million in the quarter.

“Ameriprise delivered a record third quarter driven by significant momentum in our Advice & Wealth Management business and asset growth across the firm,” said Jim Cracchiolo, chairman and chief executive officer.

(1)                  Unlocking represents the company’s annual review of insurance and annuity valuation assumptions and model changes and the long term care review conducted in the third quarter.

“We reported new highs in retail client flows, assets and advisor productivity, and for the sixth consecutive quarter, increased client net inflows into fee-based investment advisory accounts. We’re serving more clients in our target markets of the affluent and mass affluent, as well as attracting quality advisors to Ameriprise.

“In Asset Management, we’re consistently delivering strong investment performance for clients while managing industry change and generating competitive financial results.

“We’re benefiting from our scale and effective expense management and investing for near-and long-term growth. We’re also consistently returning capital to shareholders through dividends and share repurchases and achieved a new high for return on equity at nearly 30 percent.”

Ameriprise Financial, Inc.
Third Quarter Summary

	Quarter Ended September 30,		% Better/	Per Diluted Share Quarter Ended September 30,		% Better/
(in millions, except per share amounts, unaudited)	2017	2016	(Worse)	2017	2016	(Worse)
GAAP net income	$503	$215	NM	$3.24	$1.30	NM
Operating earnings (1) (see reconciliation on page 13)	$548	$227	NM	$3.53	$1.37	NM
Less: annual unlocking impact, net of tax (2)	64	(153)		0.41	(0.92)
Operating earnings, excluding annual unlocking	$484	$380	27%	$3.12	$2.29	36%
Weighted average common shares outstanding:
Basic	153.0	164.0
Diluted	155.4	165.8

(1)                  The company believes the presentation of operating earnings best represents the economics of the business.  Operating earnings, after-tax, exclude the consolidation of certain investment entities; net realized investment gains or losses, net of deferred sales inducement costs (“DSIC”) and deferred acquisition costs (“DAC”) amortization, unearned revenue amortization and the reinsurance accrual; integration and restructuring charges; the market impact on variable annuity guaranteed benefits, net of hedges and related DSIC and DAC amortization; the market impact on indexed universal life benefits, net of hedges and related DAC amortization, unearned revenue amortization, and the reinsurance accrual; the market impact of hedges to offset interest rate changes on unrealized gains or losses for certain investments; and income or loss from discontinued operations.

(2)                  After-tax is calculated using the statutory tax rate of 35%.

NM Not Meaningful — variance equal to or greater than 100%

In the third quarter of the year, the company conducts its annual review of insurance and annuity valuation assumptions relative to current experience and management expectations. To the extent that expectations change as a result of this review, the company updates valuation assumptions and models and the impact is reflected as part of annual unlocking.

Operating results in the quarter included certain notable items that are discussed in the segment commentary.

Third Quarter 2017 Highlights

Ameriprise is transforming its business mix

•                  Total assets under management and administration increased 9 percent to $869 billion reflecting ongoing strength in Ameriprise advisor client net inflows.

•                  Advice and Wealth Management and Asset Management generated 68 percent of pretax operating earnings this quarter, excluding unlocking.

•                  The company delivered a differentiated level of capital return to shareholders while maintaining strong balance sheet fundamentals and excess capital position. In the quarter, the company repurchased 2.3 million shares of common stock for $333 million and paid $129 million in quarterly dividends.

Wealth manager generating strong results

•                  Advice & Wealth Management client assets increased to a record $539 billion reflecting strong client engagement and net inflows, as well as its acquisition of Investment Professionals, Inc. (IPI).

•                  Fee-based investment advisory (wrap) net inflows were $6.1 billion in the quarter, bringing platform AUM to $235 billion, one of the largest in the industry. Wrap inflows grew for the sixth consecutive quarter and reached a new high.

•                  Operating net revenue per advisor increased 14 percent normalizing for net 12b-1 impacts and IPI reflecting the full service financial planning advisors provide clients with industry-leading technology and tools, as well as dedicated field leadership and support. The company is an attractive destination for productive advisors, with 88 experienced advisors joining the firm during the quarter.

•                  On July 1, the company closed its acquisition of IPI, an independent broker-dealer specializing in the on-site delivery of investment programs for financial institutions, including banks and credit unions. The acquisition added 215 financial advisors and $8 billion in assets.

Global asset manager with broad capabilities and competitive margins

•                  Asset Management AUM grew to $484 billion, reflecting market appreciation partially offset by net outflows.

•                  Investment performance in retail and institutional equity, fixed income and multi-asset portfolios and strategies remains strong. At quarter end, the company had 115 four- and five-star Morningstar-rated funds.

•                  On September 20, the company announced its acquisition of Lionstone Investments, a leading national real estate investment firm. The acquisition will add approximately $6 billion in assets and is expected to close later this year.

•                  Columbia Threadneedle continues to build upon its multi-asset and strategic beta product offerings. The Columbia Adaptive Risk Allocation Fund and the Threadneedle Dynamic Real Return Fund had approximately $500 million in gross sales in the U.S. and U.K., and in October, the company launched its first fixed income strategic beta ETF — the Columbia Diversified Fixed Income Allocation ETF.

Annuities and Protection businesses focused on our wealth management clients

•                  Variable annuity account balances increased 4 percent to $79 billion.

•                  Variable universal life/universal life insurance sales grew 3 percent with ending account balances up 7 percent to $12 billion.

•                  The Auto & Home combined ratio improved 5 points reflecting improved underlying loss performance and effective risk mitigation of the recent hurricanes.

Values-based, client-focused firm

•                  Ameriprise advisors continue to earn industry recognition: 12 Ameriprise advisors were named to the 2017 Barron’s Top 100 Independent Financial Advisors ranking, 13 Ameriprise advisors were named to Forbes America’s Top Next-Generation Wealth Advisors list, seven Ameriprise advisors were named to the 2017 Barron’s Top 100 Women Financial Advisors list and eight Ameriprise advisors were recognized on a new ranking, Working Mother Top Wealth Advisor Moms.

•                  Ameriprise has long supported hunger and disaster relief efforts through ongoing philanthropic partnerships with Feeding America, The American Red Cross and other nonprofits, which is complemented by high levels of employee and advisor volunteerism in the communities where we live and work.

Ameriprise Financial, Inc.
Advice & Wealth Management Segment Operating Results

	Quarter Ended September 30,		% Better/
(in millions, unaudited)	2017	2016	(Worse)
Advice & Wealth Management
Net revenues	$1,383	$1,272	9%
Expenses	1,085	1,041	(4)%
Pretax operating earnings	$298	$231	29%

Pretax operating margin	21.5%	18.2%

	Quarter Ended September 30,		% Better/
	2017	2016	(Worse)
Retail client assets (billions)	$539	$476	13%
Wrap net flows (billions)	$6.1	$2.8	NM
Brokerage cash balance (billions)	$25.5	$24.0	6%
Operating net revenue per advisor normalizing for the net impact of 12b-1 fee changes (1) (trailing 12 months - thousands)	$541	$484	12%
Operating net revenue per advisor normalizing for the net impact of 12b-1 fee changes (1) (quarterly - thousands)	$141	$124	14%

(1) Excludes IPI

NM  Not Meaningful — variance equal to or greater than 100%

Advice & Wealth Management pretax operating earnings increased 29 percent to $298 million driven by asset growth, higher earnings on cash balances and well-controlled expenses. This resulted in strong 330 basis points of margin expansion and a pretax operating margin of 21.5 percent, up from 18.2 percent a year ago.

Operating net revenues of $1.4 billion grew 14 percent, normalizing for the 12b-1 fee net impacts, reflecting strong net inflows into wrap accounts, higher earnings on cash balances and market appreciation. Client asset growth remains strong with growth in fee-based wrap accounts outpacing growth in brokerage account balances.

Operating expenses increased 4 percent to $1.1 billion primarily from higher distribution expenses related to growth in client assets. General and administrative expenses were up 5 percent compared to a year ago, reflecting the timing of accruals for performance-related compensation, the addition of IPI in the current quarter and investments in the business.

Total retail client assets increased to a high of $539 billion driven by client net inflows, client acquisition, market appreciation and the acquisition of IPI. Wrap net inflows reached a new high of $6.1 billion in the quarter, which contributed to a 19 percent year-over-year increase in balances to $235 billion. Client cash balances were $25.5 billion, up from a year ago, and certificates balances grew 13 percent to $6.4 billion.

Operating net revenue per advisor on a trailing 12-month basis increased to $541,000 after normalizing for the net impact from eliminating 12b-1 fees in advisory accounts and IPI. Operating net revenue per advisor on a quarterly basis increased 14 percent after normalizing for those items.

Total advisors increased to 9,890 reflecting good recruiting and retention of advisors, with 88 experienced advisors moving their practices to Ameriprise in the quarter and 215 joining through the IPI acquisition.

Ameriprise Financial, Inc.
Asset Management Segment Operating Results

	Quarter Ended September 30,		% Better/
(in millions, unaudited)	2017	2016	(Worse)
Asset Management
Net revenues	$778	$740	5%
Expenses	578	585	1%
Pretax operating earnings	$200	$155	29%

Pretax operating margin	25.7%	20.9%
Adjusted net pretax operating margin (1)	40.4%	35.8%

	Quarter Ended September 30,		% Better/
	2017	2016	(Worse)
Total segment AUM (billions)	$484	$468	3%

Net Flows (billions)
Former parent company related net new flows	$(3.0)	$(1.5)	(98)%
Global Retail net flows, excl. former parent flows	(1.1)	(1.9)	42%
Global Institutional net flows, excl. former parent flows	(0.6)	(1.9)	69%
Inflows from acquisitions	—	1.0	NM
Total segment net flows	$(4.7)	$(4.3)	(7)%

(1) See reconciliation on page 17

NM  Not Meaningful — variance equal to or greater than 100%

Asset Management pretax operating earnings increased 29 percent to $200 million, reflecting market appreciation and expense discipline, partially offset by the cumulative impact of net outflows. Earnings in the quarter also included $18 million in performance fees from property funds in the U.K. and the unwinding of several CLOs. Third quarter adjusted net pretax operating margin grew to 40.4 percent from 35.8 percent a year ago.

Operating net revenues grew 5 percent to $778 million driven by asset growth from market appreciation, partially offset by the cumulative impact of net outflows. Normalizing for the 12b-1 fee change, operating net revenues grew 7 percent. AUM increased 3 percent to $484 billion.

Operating expenses of $578 million decreased 1 percent reflecting well managed general and administrative expenses, lower distribution expenses from the 12b-1 fee change and ongoing investments in the business.

Net outflows of $4.7 billion in the quarter included $3.0 billion of former-parent assets, which represented 64 percent of total outflows. Global retail net outflows were $1.1 billion, excluding former parent relationships, and included net inflows of $400 million in EMEA wholesale. Global third party institutional net outflows were $600 million.

Ameriprise Financial, Inc.
Annuities Segment Operating Results

	Quarter Ended September 30,		% Better/
(in millions, unaudited)	2017	2016	(Worse)
Annuities
Net revenues	$626	$631	(1)%
Expenses	345	699	51%
Pretax operating earnings	$281	$(68)	NM

Excluding unlocking:
Net revenues	$626	$631	(1)%
Expenses	465	484	4%
Pretax operating earnings	$161	$147	10%
Variable Annuities:
Pretax operating earnings	$262	$(97)	NM
Annual unlocking	120	(220)	NM
Pretax operating earnings, excluding annual unlocking	142	123	15%
Fixed Annuities:
Pretax operating earnings	19	29	(34)%
Annual unlocking	—	5	NM
Pretax operating earnings, excluding annual unlocking	19	24	(21)%
Total pretax operating earnings, excluding annual unlocking	$161	$147	10%
Item included in operating earnings:
Market impact on DAC and DSIC (mean reversion)	$12	$9	33%

	Quarter Ended September 30,		% Better/
	2017	2016	(Worse)
Variable annuity ending account balances (billions)	$78.7	$75.9	4%
Variable annuity net flows (millions)	$(885)	$(650)	(36)%
Fixed deferred annuity ending account balances (billions)	$9.5	$10.2	(7)%
Fixed deferred annuity net flows (millions)	$(213)	$(240)	11%

NM  Not Meaningful — variance equal to or greater than 100%

Annuities pretax operating earnings were $281 million compared to a pretax loss of $68 million a year ago. Adjusting for unlocking, earnings increased 10 percent to $161 million. The year-over-year improvement in unlocking was primarily related to client behavioral experience that was more in line with our expectations and updated market-related assumptions.

Variable annuity earnings, excluding unlocking, increased 15 percent to $142 million from growth in account balances and market appreciation. Variable annuity account balances increased 4 percent to $79 billion due to market appreciation, partially offset by net outflows.

Fixed annuity operating earnings decreased to $19 million reflecting continued spread compression given the extended period of low interest rates and lower account balances. Account balances declined 7 percent from limited new product sales and continued lapses.

Ameriprise Financial, Inc.

Protection Segment Operating Results

	Quarter Ended September 30,		% Better/
(in millions, unaudited)	2017	2016	(Worse)
Protection
Net revenues	$478	$613	(22)%
Expenses	423	529	20%
Pretax operating earnings	$55	$84	(35)%

Excluding unlocking:
Net revenues	$525	$549	(4)%
Expenses	450	482	7%
Pretax operating earnings	$75	$67	12%
Life and Health insurance:
Net revenues	$209	$327	(36)%
Expenses	161	235	31%
Pretax operating earnings	48	92	(48)%
Annual unlocking	(20)	17	NM
Pretax operating earnings, excluding annual unlocking	$68	$75	(9)%
Auto and Home:
Operating net revenues	$269	$286	(6)%
Expenses	262	294	11%
Pretax operating earnings/(loss)	$7	$(8)	NM

Items included in operating earnings:
Market impact on DAC (mean reversion)	$1	$1	—
Auto and Home catastrophe losses	(15)	(29)	48%
Auto and Home prior year reserve development	—	10	NM
Total protection impact	$(14)	$(18)	22%

	Quarter Ended September 30,		% Better/
	2017	2016	(Worse)
Life insurance in force (billions)	$196	$196	—
VUL/UL ending account balances (billions)	$12.2	$11.5	7%
Auto and Home policies in force (thousands)	939	950	(1)%

NM  Not Meaningful — variance equal to or greater than 100%

Protection pretax operating earnings were $55 million compared to $84 million a year ago. Pretax operating earnings increased 12 percent to $75 million excluding unlocking.

Life and Health insurance earnings, excluding unlocking, declined to $68 million from $75 million a year ago reflecting the low interest rate environment. Overall claims experience remains within expected ranges. VUL/UL cash sales increased 3 percent to $72 million. The unfavorable year-over-year impact from unlocking was primarily related to updates to mortality experience.

Auto & Home results improved, with earnings of $7 million in the quarter compared to an $8 million loss a year ago that included $10 million of favorable reserve development. Results reflected the benefit of continued rate increases, enhanced underwriting and claims processing, as well as additional use of reinsurance to manage catastrophe risk. Net catastrophe losses in the quarter were

$15 million, primarily related to Hurricanes Harvey and Irma. There was a substantial benefit in the period from the reinsurance arrangements established earlier this year.

Ameriprise Financial, Inc.

Corporate & Other Segment Operating Results

	Quarter Ended September 30,		% Better/
(in millions, unaudited)	2017	2016	(Worse)
Corporate & Other, Excluding Long Term Care
Pretax operating loss	$(78)	$(72)	(8)%

Long Term Care
Pretax operating loss	$(58)	$(73)	21%
Loss recognition/annual unlocking	(58)	(37)	(57)%
Pretax operating loss excluding loss recognition/annual unlocking	$—	$(36)	NM

Items included in operating earnings:
DOL planning and implementation expenses	$(5)	$(7)	29%
Affordable housing investment adjustment	(4)	(7)	43%
Long term care reserve adjustment	—	(29)	NM
Total corporate & other impact	$(9)	$(43)	79%

NM  Not Meaningful — variance equal to or greater than 100%

Corporate & Other pretax operating loss excluding long term care was $78 million for the quarter. Incremental DOL expenses were $5 million, down from $7 million a year ago.

Long Term Care pretax operating loss was $58 million in the quarter due to a reserve increase driven by loss recognition testing.

Taxes

The operating effective tax rate in the quarter was 21.5 percent compared to 11.7 percent a year ago. Taxes in the current quarter reflect the adoption of stock compensation accounting guidance in the first quarter of 2017, which had a favorable $25 million impact in the quarter. Excluding this impact, the operating effective tax rate was 25.1 percent. The company estimates that its full year 2017 operating effective tax rate will be approximately 22 percent.

Contacts

Investor Relations:	Media Relations:

Alicia A. Charity	Paul W. Johnson
Ameriprise Financial	Ameriprise Financial
(612) 671-2080	(612) 671-0625
alicia.a.charity@ampf.com	paul.w.johnson@ampf.com

Stephanie Rabe
Ameriprise Financial
(612) 671-0485
stephanie.m.rabe@ampf.com

At Ameriprise Financial, we have been helping people feel confident about their financial future for more than 120 years. With a nationwide network of 10,000 financial advisors and extensive asset management, advisory and insurance capabilities, we have the strength and expertise to serve the full range of individual and institutional investors’ financial needs. For more information, visit ameriprise.com.

Ameriprise Financial Services, Inc. offers financial planning services, investments, insurance and annuity products. Columbia Funds are distributed by Columbia Management Investment Distributors, Inc., member FINRA and managed by Columbia Management Investment Advisers, LLC. Threadneedle International Limited is an SEC- and FCA-registered investment adviser affiliate of Columbia Management Investment Advisers, LLC based in the U.K. Auto and home insurance is underwritten by IDS Property Casualty Insurance Company, or in certain states, Ameriprise Insurance Company, both in De Pere, WI. RiverSource insurance and annuity products are issued by RiverSource Life Insurance Company, and in New York only by RiverSource Life Insurance Co. of New York, Albany, New York. Only RiverSource Life Insurance Co. of New York is authorized to sell insurance and annuity products in the state of New York. These companies are all part of Ameriprise Financial, Inc. CA License #0684538. RiverSource Distributors, Inc. (Distributor), Member FINRA.

Forward-Looking Statements

This news release contains forward-looking statements that reflect management’s plans, estimates and beliefs. Actual results could differ materially from those described in these forward-looking statements. Examples of such forward-looking statements include:

•                  the statement in this news release that the acquisition of Lionstone Investments is expected to close later this year;

•                  the statement that the company estimates that its full year 2017 operating effective tax rate will be approximately 22 percent;

•                  statements of the company’s plans, intentions, positioning, expectations, objectives or goals, including those relating to asset flows, mass affluent and affluent client acquisition strategy, client retention and growth of our client base, financial advisor productivity, retention, recruiting and enrollments, the introduction, cessation, terms or pricing of new or existing products and services, acquisition integration, general and administrative costs, consolidated tax rate, return of capital to shareholders, and excess capital position and financial flexibility to capture additional growth opportunities;

•                  other statements about future economic performance, the performance of equity markets and interest rate variations and the economic performance of the United States and of global markets; and

•                  statements of assumptions underlying such statements.

The words “believe,” “expect,” “anticipate,” “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” “forecast,” “on pace,” “project” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from such statements.

Such factors include, but are not limited to:

•                  conditions in the interest rate, credit default, equity market and foreign exchange environments, including changes in valuations, liquidity and volatility;

•                  changes in and the adoption of relevant accounting standards and securities rating agency standards and processes, as well as changes in the litigation and regulatory environment, including ongoing legal proceedings and regulatory actions, the frequency and extent of legal claims threatened or initiated by clients, other persons and regulators, and developments in regulation and legislation, including the rules, exemptions and regulations implemented or that may be implemented or modified in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act or in light of the U.S. Department of Labor rule and exemptions pertaining to the fiduciary status of investment advice providers to 401(k) plan, plan sponsors, plan participants and the holders of individual retirement or health savings accounts;

•                  investment management performance and distribution partner and consumer acceptance of the company’s products;

•                  effects of competition in the financial services industry, including pricing pressure, the introduction of new products and services and changes in product distribution mix and distribution channels;

•                  changes to the company’s reputation that may arise from employee or advisor misconduct, legal or regulatory actions, perceptions of the financial services industry generally, improper management of conflicts of interest or otherwise;

•                  the company’s capital structure, including indebtedness, limitations on subsidiaries to pay dividends, and the extent, manner, terms and timing of any share or debt repurchases management may effect as well as the opinions of rating agencies and other analysts and the reactions of market participants or the company’s regulators, advisors, distribution partners or customers in response to any change or prospect of change in any such opinion;

•                  changes to the availability and cost of liquidity and the Company’s credit capacity that may arise due to shifts in market conditions, the Company’s credit ratings and the overall availability of credit;

•                  risks of default, capacity constraint or repricing by issuers or guarantors of investments the company owns or by counterparties to hedge, derivative, insurance or reinsurance arrangements or by manufacturers of products the company distributes, experience deviations from the company’s assumptions regarding such risks, the evaluations or the prospect of changes in evaluations of any such third parties published by rating agencies or other analysts, and the reactions of other market participants or the company’s regulators, advisors, distribution partners or customers in response to any such evaluation or prospect of changes in evaluation;

•                  experience deviations from the company’s assumptions regarding morbidity, mortality and persistency in certain annuity and insurance products, or from assumptions regarding market returns assumed in valuing or unlocking DAC and DSIC or market volatility underlying our valuation and hedging of guaranteed living benefit annuity riders, or from assumptions regarding interest rates assumed in our loss recognition testing of our Long Term Care business, or from assumptions regarding anticipated claims and losses relating to our automobile and home insurance products;

•                  changes in capital requirements that may be indicated, required or advised by regulators or rating agencies;

•                  the impacts of the company’s efforts to improve distribution economics and to grow third party distribution of its products;

•                  the ability to pursue and complete strategic transactions and initiatives, including acquisitions, divestitures, restructurings, joint ventures and the development of new products and services (such as the pending acquisition of Lionstone Investments which is subject to customary closing conditions);

•                  the ability to realize the financial, operating and business fundamental benefits of strategic transactions and initiatives the company has completed, is pursuing or may pursue in the future, which may be impacted by the ability to obtain regulatory approvals, the ability to effectively manage related expenses and by market, business partner and consumer reactions to such strategic transactions and initiatives;

•                  the ability and timing to realize savings and other benefits from re-engineering and tax planning;

•                  interruptions or other failures in our communications, technology and other operating systems, including errors or failures caused by third party service providers, interference or failures caused by third party attacks on our systems, or the failure to safeguard the privacy or confidentiality of sensitive information and data on such systems; and

•                  general economic and political factors, including consumer confidence in the economy and the financial industry, the ability and inclination of consumers generally to invest as well as their ability and inclination to invest in financial instruments and products other than cash and cash equivalents, the costs of products and services the company consumes in the conduct of its business, and applicable legislation and regulation and changes therein (such as the June 2016 UK referendum on membership in the European Union and the uncertain regulatory environment in the U.S. after the recent U.S. election), including tax laws, tax treaties, fiscal and central government treasury policy, and policies regarding the financial services industry and publicly held firms, and regulatory rulings and pronouncements.

Management cautions the reader that the foregoing list of factors is not exhaustive. There may also be other risks that management is unable to predict at this time that may cause actual results to differ materially from those in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Management undertakes no obligation to update publicly or revise any forward-looking statements. The foregoing list of factors should be read in conjunction with the “Risk Factors” discussion under Part 1, Item 1A of and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2016 available at ir.ameriprise.com.

The financial results discussed in this news release represent past performance only, which may not be used to predict or project future results. The financial results and values presented in this news release and the below-referenced Statistical Supplement are based upon asset valuations that represent estimates as of the date of this news release and may be revised in the company’s Quarter Report on Form 10-Q for the quarter ended September 30, 2017. For information about Ameriprise Financial entities, please refer to the Third Quarter 2017 Statistical Supplement available at ir.ameriprise.com and the tables that follow in this news release.

Ameriprise Financial announces financial and other information to investors through the company’s investor relations website at ir.ameriprise.com, as well as SEC filings, press releases, public conference calls and webcasts. Investors and others interested in the company are encouraged to visit the investor relations website from time to time, as information is updated and new information is posted. The website also allows users to sign up for automatic notifications in the event new materials are posted. The information found on the website is not incorporated by reference into this release or in any other report or document the company furnishes or files with the SEC.

Ameriprise Financial, Inc.
Reconciliation Table: Earnings

			Per Diluted Share
	Quarter Ended		Quarter Ended
	September 30,		September 30,
(in millions, except per share amounts, unaudited)	2017	2016	2017	2016
Net income	$503	$215	$3.24	$1.30
Less: Net income (loss) attributable to consolidated investment entities	—	—	—	—
Add: Integration/restructuring charges (1)	1	—	0.01	—
Add: Market impact on variable annuity guaranteed benefits (1)	55	37	0.35	0.22
Add: Market impact on indexed universal life benefits (1)	10	(7)	0.06	(0.04)
Add: Market impact of hedges on investments (1)	1	(5)	0.01	(0.03)
Add: Net realized investment (gains) losses (1)	3	(6)	0.02	(0.04)
Add: Tax effect of adjustments (2)	(25)	(7)	(0.16)	(0.04)
Operating earnings	548	227	3.53	1.37
Less: Pretax impact of unlocking	99	(235)	0.64	(1.42)
Less: Tax effect of unlocking (2)	(35)	82	(0.23)	0.50
Operating earnings excluding unlocking	$484	$380	$3.12	$2.29
Weighted average common shares outstanding:
Basic	153.0	164.0
Diluted	155.4	165.8

(1)     Pretax operating adjustment.

(2)     Calculated using the statutory tax rate of 35%.

Ameriprise Financial, Inc.
Reconciliation Table: Total Net Revenues

	Quarter Ended September 30,
(in millions, unaudited)	2017	2016
Total net revenues	$2,981	$2,998
Less: CIEs revenue	23	27
Less: Net realized investment gains (losses)	(3)	6
Less: Market impact on indexed universal life benefits	(5)	6
Less: Market impact of hedges on investments	(1)	5
Operating total net revenues	2,967	2,954
Less: Unlocking	(47)	64
Less: Net impacts of transitioning advisory accounts to share classes without 12b-1 fees	10	64
Operating total net revenues excluding unlocking and 12b-1 impact	$3,004	$2,826

Ameriprise Financial, Inc.

Reconciliation Table: Total Net Revenues

	Quarter Ended September 30,
(in millions, unaudited)	2017	2016
Total net revenues	$2,981	$2,998
Less: Unlocking	(47)	64
Less: Net impacts of transitioning advisory accounts to share classes without 12b-1 fees	10	64
Total net revenues excluding unlocking and 12b-1 impact	$3,018	$2,870

Ameriprise Financial, Inc.
Reconciliation Table: Total Expenses

	Quarter Ended September 30,
(in millions, unaudited)	2017	2016
Total expenses	$2,353	$2,760
Less: CIEs expenses	23	27
Less: Integration/restructuring charges	1	—
Less: Market impact on variable annuity guaranteed benefits	55	37
Less: Market impact on indexed universal life benefits	5	(1)
Less: DAC/DSIC offset to net realized investment gains (losses)	—	—
Operating expenses	2,269	2,697
Less: Unlocking	(146)	299
Operating expenses excluding unlocking	$2,415	$2,398

Ameriprise Financial, Inc.
Reconciliation Table: Pretax Operating Earnings

	Quarter Ended September 30,
(in millions, unaudited)	2017	2016
Operating total net revenues	$2,967	$2,954
Operating expenses	2,269	2,697
Pretax operating earnings	$698	$257

Ameriprise Financial, Inc.
Reconciliation Table: General and Administrative Expense

	Quarter Ended September 30,
(in millions, unaudited)	2017	2016
General and administrative expense	$753	$731
Less: CIEs expenses	1	2
Less: Integration/restructuring charges	1	—
Operating general and administrative expense	$751	$729

Ameriprise Financial, Inc.

Reconciliation Table: Advice & Wealth Management and Asset Management

Percent of Pretax Operating Earnings(1)

Quarter Ended September 30,
(in millions, unaudited)	2017
Advice & Wealth Management and Asset Management pretax operating earnings	$498
Less: Unlocking	—
Advice & Wealth Management and Asset Management pretax operating earnings excluding unlocking	$498
Annuities and Protection pretax operating earnings	$336
Less: Unlocking	100
Annuities and Protection pretax operating earnings excluding unlocking	$236

Percent pretax operating earnings from Advice & Wealth Management and Asset Management	60%
Percent pretax operating earnings from Annuities and Protection	40%
Percent pretax operating earnings from Advice & Wealth Management and Asset Management excluding unlocking	68%
Percent pretax operating earnings from Annuities and Protection excluding unlocking	32%

(1) Excludes Corporate & Other segment

Ameriprise Financial, Inc.
Reconciliation Table: Effective Tax Rate

	Quarter Ended September 30, 2017
(in millions, unaudited)	GAAP	Operating
Pretax income	$628	$698
Income tax provision	$125	$150
Effective tax rate	19.9%	21.5%

Ameriprise Financial, Inc.
Reconciliation Table: Effective Tax Rate

	Quarter Ended September 30, 2016
(in millions, unaudited)	GAAP	Operating
Pretax income	$238	$257
Income tax provision	$23	$30
Effective tax rate	9.7%	11.7%

Ameriprise Financial, Inc.
Reconciliation Table: Effective Tax Rate

(in millions, unaudited)	Quarter Ended September 30, 2017
Pretax operating earnings	$698

Operating income tax provision	$150
Benefit from adoption of stock compensation accounting guidance	(25)
Operating income tax provision excluding benefit	$175
Operating effective tax rate	21.5%
Operating effective tax rate excluding income tax benefit	25.1%

Ameriprise Financial, Inc.

Reconciliation Table: Advice & Wealth Management Operating Net Revenues

	Quarter Ended September 30,
(in millions, unaudited)	2017	2016
Operating net revenues	$1,383	$1,272
Less: Net impact of transitioning advisory accounts to share classes without 12b-1 fees	10	64
Operating total net revenues normalized for 12b-1 impact	1,373	1,208
Less: IPI	12	—
Operating total net revenues normalized for 12b-1 impact and IPI	$1,361	$1,208

Ameriprise Financial, Inc.

Reconciliation Table: Advice & Wealth Management Operating Net Revenues (trailing 12 months)

	Quarter Ended September 30,
(in millions, unaudited)	2017	2016
Operating net revenues	$5,342	$4,986
Less: IPI	12	—
Less: Net impact of transitioning advisory accounts to share classes without 12b-1 fees	111	260
Operating total net revenues normalized for IPI and 12b-1 impact	$5,219	$4,726

Ameriprise Financial, Inc.

Reconciliation Table: Asset Management Operating Net Revenues

	Quarter Ended September 30,
(in millions, unaudited)	2017	2016
Operating net revenues	$778	$740
Less: Net impact of transitioning advisory accounts to share classes without 12b-1 fees	—	13
Operating total net revenues normalized for 12b-1 impact	$778	$727

Ameriprise Financial, Inc.

Reconciliation Table: Asset Management Adjusted Net Pretax Operating Margin

	Quarter Ended September 30,
(in millions, unaudited)	2017	2016
Operating total net revenues	$778	$740
Less: Distribution pass through revenues	197	211
Less: Subadvisory and other pass through revenues	91	85
Adjusted operating revenues	$490	$444

Pretax operating earnings	$200	$155
Less: Operating net investment income	6	1
Add: Amortization of intangibles	4	5
Adjusted operating earnings	$198	$159

Pretax operating margin	25.7%	20.9%
Adjusted net pretax operating margin	40.4%	35.8%

Ameriprise Financial, Inc.

Reconciliation Table: Annuities Excluding Unlocking

	Quarter Ended September 30,
(in millions, unaudited)	2017	2016
Operating net revenues	$626	$631
Less: Unlocking	—	—
Operating net revenues excluding unlocking	$626	$631

Operating expenses	$345	$699
Less: Unlocking	(120)	215
Operating expenses excluding unlocking	$465	$484
Pretax operating earnings	$281	$(68)
Less: Unlocking	120	(215)
Pretax operating earnings excluding unlocking	$161	$147

Ameriprise Financial, Inc.

Reconciliation Table: Protection Excluding Unlocking

	Quarter Ended September 30,
(in millions, unaudited)	2017	2016
Operating net revenues	$478	$613
Less: Unlocking	(47)	64
Operating total net revenues excluding unlocking	$525	$549
Operating expenses	$423	$529
Less: Unlocking	(27)	47
Operating expenses excluding unlocking	$450	$482
Pretax operating earnings	$55	$84
Less: Unlocking	(20)	17
Pretax operating earnings excluding unlocking	$75	$67

Ameriprise Financial, Inc.

Reconciliation Table: Return on Equity (ROE) Excluding Accumulated

Other Comprehensive Income “AOCI”

	Twelve Months Ended September 30,
(in millions, unaudited)	2017	2016
Net income	$1,699	$1,271
Less: Adjustments (1)	(165)	(154)
Operating earnings	1,864	1,425
Less: Unlocking, net of tax (2)	64	(153)
Operating earnings excluding unlocking	$1,800	$1,578

Total Ameriprise Financial, Inc. shareholders’ equity	$6,369	$7,139
Less: Accumulated other comprehensive income, net of tax	325	478
Total Ameriprise Financial, Inc. shareholders’ equity excluding AOCI	6,044	6,661
Less: Equity impacts attributable to the consolidated investment entities	1	62
Operating equity	$6,043	$6,599

Return on equity excluding AOCI	28.1%	19.1%
Operating return on equity excluding AOCI (3)	30.8%	21.6%
Operating return on equity excluding AOCI and unlocking	29.8%	23.9%

(1)     Adjustments reflect the trailing twelve months’ sum of after-tax net realized investment gains/losses, net of deferred sales inducement costs (“DSIC”) and deferred acquisition costs (“DAC”) amortization, unearned revenue amortization and the reinsurance accrual; market impact on variable annuity guaranteed benefits, net of hedges and related DSIC and DAC amortization; the market impact on indexed universal life benefits, net of hedges and related DAC amortization, unearned revenue amortization, and the reinsurance accrual; the market impact of hedges to offset interest rate changes on unrealized gains or losses for certain investments; integration/restructuring charges; and the impact of consolidating certain investment entities.  After-tax is calculated using the statutory tax rate of 35%.

(2)     After-tax is calculated using the statutory tax rate of 35%.

(3)     Operating return on equity excluding accumulated other comprehensive income (AOCI) is calculated using the trailing twelve months of earnings excluding the after-tax net realized investment gains/losses, net of deferred sales inducement costs (“DSIC”) and deferred acquisition costs (“DAC”) amortization, unearned revenue amortization and the reinsurance accrual; market impact on variable annuity guaranteed benefits, net of hedges and related DSIC and DAC amortization; the market impact on indexed universal life benefits, net of hedges and related DAC amortization, unearned revenue amortization, and the reinsurance accrual; the market impact of hedges to offset interest rate changes on unrealized gains or losses for certain investments; integration/restructuring charges; the impact of consolidating certain investment entities; and discontinued operations in the numerator, and Ameriprise Financial shareholders’ equity excluding AOCI and the impact of consolidating investment entities using a five-point average of quarter-end equity in the denominator.  After-tax is calculated using the statutory tax rate of 35%.

Ameriprise Financial, Inc.
Consolidated GAAP Results

	Quarter Ended September 30,		% Better/
(in millions, unaudited)	2017	2016	(Worse)
Revenues
Management and financial advice fees	$1,626	$1,464	11%
Distribution fees	437	455	(4)
Net investment income	372	387	(4)
Premiums	348	374	(7)
Other revenues	210	330	(36)
Total revenues	2,993	3,010	(1)
Banking and deposit interest expense	12	12	—
Total net revenues	2,981	2,998	(1)
Expenses
Distribution expenses	850	798	(7)
Interest credited to fixed accounts	176	161	(9)
Benefits, claims, losses and settlement expenses	474	855	45
Amortization of deferred acquisition costs	48	163	71
Interest and debt expense	52	52	—
General and administrative expense	753	731	(3)
Total expenses	2,353	2,760	15
Pretax income	628	238	NM
Income tax provision	125	23	NM
Net income	$503	$215	NM

NM  Not Meaningful — variance equal to or greater than 100%